Exhibit 99

GORMAN-RUPP ANNOUNCES SCOTT A. KING ELECTED AS NEW DIRECTOR

Mansfield, Ohio – April 23, 2021 – The Gorman-Rupp Company (NYSE: GRC) announced today that at the Annual Meeting of the Shareholders of The Gorman-Rupp Company held on April 22, 2021, Scott A. King was elected to the Board of Directors.

Mr. King, age 46, is President and Chief Operating Officer of the Company. Mr. King was elected President on January 1, 2021 and retained his role as Chief Operating Officer after previously serving as Vice President and Chief Operating Officer since April 2019. Mr. King has been with the Company since 2004 and has held various operational leadership roles during this time. Prior to joining the Company, Mr. King served in various capacities with Fortune 500 diversified industrial manufacturers.

Jeffrey S. Gorman, Chairman and CEO commented, “We are delighted that Mr. King is joining our Board. He joins as a Director with a valued background and deep knowledge of the pump industry and the Company’s products, customers, and competitors that will add important insight to our Board.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.